CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227073) of our report dated March 14, 2019, relating to the consolidated financial statements of Bionano Genomics, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Bionano Genomics, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Bionano Genomics, Inc. for the year ended December 31, 2018.

San Diego, CA
March 14, 2019